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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
YM BioSciences Inc.

We consent to the use of our report dated September 22, 2005, with respect to the consolidated balance sheets of YM BioSciences Inc. as at June 30, 2005 and 2004 and the related consolidated statements of operations and deficit and cash flows for the years ended June 30, 2005, 2004 and 2003 and for the period from August 17, 1994 to June 30, 2005, included as Exhibit 99.3 to the Form 6-K of YM BioSciences Inc. filed with the SEC on September 29, 2005 and incorporated by reference herein, and to the reference to our firm under the heading “Experts” included herein.

Our report dated September 22, 2005 contains emphasis paragraphs that state that (i) the consolidated financial statements give retroactive effect to the change in accounting for stock compensation and variable interest entities as described in note 1(n) to the consolidated financial statements, and (ii) Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 12 to the accompanying consolidated financial statements.

Chartered Accountants

Toronto, Canada
October 7, 2005